SFD Technology License Agreement

This SFD Technology License Agreement (the "Agreement"), dated as of December 31, 2000, is entered into by and between NXT Energy USA Inc., a Nevada corporation ("NXT Energy USA"), NXT Energy USA Inc., a Nevada corporation ("NXT Energy USA"), NXT Energy Canada Inc., a federal Canadian corporation ("NXT Energy Canada"), Momentum Resources Corporation, a Bahamas corporation ("Momentum"); George Liszicasz, an individual ("Liszicasz"), and R. Dirk Stinson, an individual ("Stinson"), with reference to the following facts:

Recitals:

WHEREAS, Momentum is the owner of the Stress Field Detector (as that term is defined below), a quantum physics-based device which can be used to identify hydrocarbon accumulations;

WHEREAS, Momentum is owned and managed equally by Liszicasz, who is the inventor of the Stress Field Detector, and Stinson;

WHEREAS, NXT was formed by Liszicasz and Stinson to exploit the ability of the SFD Technology to identify hydrocarbon accumulations;

WHEREAS, Liszicasz is a principal stockholder and an officer and director of NXT, and Stinson is a principal stockholder of NXT;

WHEREAS, pursuant to the terms of a Restated Technology Agreement dated August 1, 1996 and amended on April 3, 1998 (collectively, the "Initial License"), Momentum agreed to collect SFD Data (as that term is defined below) for NXT, and NXT agreed to use that data for the purpose of exploring for and commercially exploiting hydrocarbon accumulations on an exclusive, worldwide basis;

WHEREAS, pursuant to the terms of Data License Agreements dated April 1, 1997, NXT sublicensed its two wholly-owned subsidiaries, NXT Energy USA and NXT Energy Canada, the exclusive rights to use SFD Data collected pursuant to the terms of the Initial License for the purposes of exploring for and commercially exploiting hydrocarbon accumulations within the United States and Canada, respectively, while NXT reserved the right and responsibility to continue research and development activities with respect to both the Stress Field Detector owned by Momentum and the SFD Data Acquisition Systems (as that term is defined below) owned by NXT;

WHEREAS, in view of the mutual satisfaction of the parties to date with the results and operations of the SFD Technology and NXT's exploration efforts, the parties now desire to amend the Initial License to provide, among other things, for (i) the direct license of the Stress Field Detector and all SFD Data collected through its operation; and (ii) the reimbursement to NXT of funds it may expend in research and development activities relating to the Stress Field Detector;

WHEREAS, it is the intent of the parties that this Agreement amend, restate and supersede the Initial License in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement (collectively "parties" and individually a "party") agree as follows:

Agreement:

  DEFINITIONS

  Set forth below are definitions of capitalized terms which are generally used throughout this Agreement, or references to sections containing those definitions (capitalized terms used only in a specific section of this Agreement are defined in that section):

    "NXT Business Information" means any written or tangible property (other than the SFD Technology Information) owned or used by NXT in the conduct of its business including, among other things, SFD Signals, SFD Data, and interpretative information, data, reports and materials relating to the identification and determination of SFD Anomalies, SFD Leads, SFD Prospects, and SFD Lands, such as, by way of example, summary tables, survey flight data, comments and ranking; geological summaries and GeoGraphix plats.

    "Petroleum Substances" means all petroleum, natural gas and related hydrocarbons and includes any other substances of value, whether gases, fluids or solids and whether hydrocarbons or not, rights to which are customarily included in oil and gas leases.

    "SFD Anomalies" means SFD Data which has been screened for anomalous SFD Signals that may be associated with subsurface mechanical and hydraulic stresses.

    "SFD Data" means acquired SFD Signals which are processed and marked with their global positioning satellite or "GPS" coordinates.

    "SFD Data Acquisition System" means the computer and other electronic data acquisition and processing equipment and software used to process SFD Signals and to convert those processed signals into SFD Data and to interpret that data.

    "SFD Lands" means any lands or leasehold interests in lands or rights to Petroleum Substances under those lands identified and acquired through exploration using the SFD Technology.

    "SFD Leads" means SFD Anomalies which have been determined, after initial geological and geophysical evaluation, to contain anomalous SFD Signals prospective of subsurface geological structures and formations that may trap hydrocarbon accumulations, as well as subsurface hydraulic stresses associated with hydrocarbon accumulations.

    "SFD License" means that exclusive license to use the Stress Field Detector as described in section 2.

    "SFD Properties" collectively refers to SFD Leads, SFD Prospects and SFD Lands.

    "SFD Prospect" means lands or leasehold interests in those lands which are recommended for acquisition for extraction of prospective hydrocarbon accumulations under those lands based upon the geological and geophysical evaluation of the SFD Leads associated with those lands.

    "SFD Royalty" means that royalty to be in consideration of the license of the Stress Field Detector as described in section 4(a).

    "SFD Signals" means variations in non-electromagnetic energy fields or patterns captured and emitted from the Stress Field Detector in the form of digital signals.

    "SFD Survey System" collectively refers to the Stress Field Detector and SFD Data Acquisition System.

    "SFD Surveys" means aerial or ground surveys using the SFD Survey System conducted by NXT for the purpose of procuring SFD Data in order to identify SFD Leads and SFD Prospects and ultimately acquire SFD Lands.

    "SFD Technology" means the Stress Field Detector and all technologies and scientific theories upon which the Stress Field Detector and its operation is based.

    "SFD Technology Information" means any written or tangible property owned or used by NXT under this license relating to the manufacture, construction, materials, operation and scientific principals of the SFD Technology. The SFD Technology Information shall be broadly construed, and shall include, but not be limited to, any and all devices, parts, files, lists, books, notebooks, records, documents, memoranda, reports, patterns, schematics, compilations, designs, drawings, technologies, data, test results, literature, correspondence, spread sheets, computer programs and printouts and any other written or graphic records, whether originals, copies, duplicates or summaries thereof, affecting or relating to the SFD Technology.

    "Stress Field Detector" or "SFD" means a quantum physics-based device which can measure or respond to variations in non-electromagnetic energy fields or patterns captured and emitted from the Stress Field Detector in the form of digital signals that are associated with subsurface mechanical and hydraulic stresses.

  GRANT OF SFD LICENSE

  On the terms and subject to the conditions of this Agreement, Momentum hereby grants to NXT a license (the "SFD License") to use the Stress Field Detector and any SFD Signals collected in connection with that use to identify, acquire and exploit prospective SFD Properties on an exclusive, worldwide basis. As part of the SFD License, NXT shall have the exclusive right, for the intended purposes of this Agreement, to the possession and use of:

        all Stress Field Detectors currently used by Momentum to acquire SFD Data under the terms of the Initial License, as well as the right to construct new Stress Field Detectors for its intended use under this Agreement, including modified or enhanced Stress Field Detectors designed and constructed by NXT's research & development personnel; and

        all SFD Signals and SFD Data previously provided by Momentum NXT under the terms of the Initial License.

  TITLE

    Title to Stress Field Technology.   Anything in this Agreement to the contrary notwithstanding, title to the Stress Field Technology; including all Stress Field Detectors currently used by Momentum to acquire SFD Signals on behalf of NXT; and all Stress Field Detectors constructed in the future by NXT, will continue to vest exclusively in Momentum under license during the term of this Agreement, and NXT shall cause all Stress Field Detectors and all SFD Technology Information to be promptly returned to Momentum at NXT's sole cost upon the termination of this Agreement in good condition, ordinary wear and tear excepted.

    Title to NXT Property.   Subject to in section 3(a) of this Agreement, title to the Data Acquisition System, any aircraft or vehicles used by NXT to conduct SFD Surveys, SFD Signals and SFD Data collected to date or hereafter (subject to the license-back described in section 9(b)); and any other NXT Business Information collected to date or hereafter; will continue to vest exclusively in NXT notwithstanding the expiration of this Agreement.

  PAYMENT OF SFD ROYALTY

    Amount.   Subject to offsets for reimbursements described in section 5(a) of this Agreement, NXT shall pay a royalty (the "SFD Royalty") to Momentum, determined and payable on a calendar-quarter basis, equal to five percent (5%) of NXT's "Net SFD Profits" for that quarter, as hereinbelow calculated. The obligation to pay the SFD Royalty shall continue following the termination of this Agreement with respect to any SFD Properties identified by NXT on or before the effective date of such termination.

    Determination Of Net SFD Profits.

      NXT's Net SFD Profits shall be deemed to equal the aggregate of all consideration, whether in cash or kind, actually paid to and received by NXT with respect to the commercial exploitation of any SFD Property for that quarter, net of:

        all unreimbursed amounts to date expended by NXT to identify, acquire and develop the SFD Property (hereinafter referred to as "Direct Acquisition And Development Costs"), including:

          survey operations and data analysis expenditures incurred by NXT, net of reimbursements by joint venture partners, if any;

          costs to acquire SFD Properties, including rights to extract and sell subsurface Petroleum Substances,

          seismic, drilling, completion, tie-in and abandonment costs; and

          financing costs; and

        in the case of the receipt of proceeds from the sale of Petroleum Substances attributable or arising from that SFD Property, all operating costs actually incurred and accrued by NXT to extract, produce, market and distribute those Petroleum Substances (hereinafter referred to as "Direct Operation Costs").

      The calculation of Net SFD Profits shall be made on an SFD Property-by-SFD Property basis. The determination and allocation of Direct Acquisition And Development Costs and Direct Operation Costs with respect to each SFD Property and cash flows from that property shall be made by NXT in good faith accordance with its ordinary practice for preparation of its financial statements and consistent with generally accepted accounting principles.

      It is intended that the SFD Royalty be construed liberally to apply to each and every transaction by which NXT exploits SFD Properties to ensure that Momentum receives the benefit of its bargain.

      It is contemplated that NXT will not only directly exploit SFD Properties for its own account, but will also indirectly SFD Properties through joint venture or other collaborative efforts, in which case NXT's Net SFD Profits shall be determined in accordance with its share in those ventures, after taking into consideration any deductions for expenses, costs, and reserves or repayment of capital made pursuant to the terms of that venture.

      Notwithstanding the foregoing, the following events shall not be construed to trigger an obligation to pay the SFD Royalty under this Agreement:

        NXT elects to take Petroleum Substances in kind under any royalty or operating agreement (although the subsequent sale of those Petroleum Substances shall trigger the obligation to pay the SFD Royalty); and

        inter-company transfers of SFD Properties amongst NXT and its subsidiaries.

    Terms of Payment of SFD Royalty.   The SFD Royalty shall be paid to Momentum no later than the last day of the calendar month which follows the calendar quarter in which NXT receives Royalties Revenues with respect to any SFD Property and pursuant to which an obligation to pay the SFD Royalty with respect to that property has been triggered (i.e., after any recoveries to which NXT is entitled.

    Reports.   NXT shall deliver to Momentum no later than the last day of the calendar month which follows the calendar quarter in which NXT receives Royalties Revenues, irrespective of whether any Net SFD Profits are then due to Momentum:

      a complete and accurate written statement at the end of each calendar month setting forth in reasonable details the computation of Net SFD Profits, including permitted offsets and deductions; and

      such other information reasonably requested by with respect to each SFD Property, in specific detail so as to allow an audit of underlying documents.

    Books and Records.   NXT shall keep or cause to be kept accurate, complete and up-to-date books of accounts separately stating records of all revenues earned, accrued and/or collected with respect to each SFD Property, and all costs, expenses and investments in those properties, for a period of not less than three (three) calendar years after the calendar year of revenue recognition or payment of expenses.

    Audit. During the period that NXT shall be obligated to pay the SFD Royalty under this agreement, Momentum or its authorized representatives shall have the right to inspect all records of NXT with respect to the SFD Properties, and to make copies of said records utilizing the facilities of NXT without charge, and shall have free and full access thereto on reasonable notice during the normal business hours of. In the event that such inspection or audit reveals an underpayment by NXT of SFD Royalties and/or any other amounts then due to Momentum under this Agreement, NXT shall upon written notice pay to Momentum the balance of all such amounts found to be due pursuant to such audit inspection, together with interest thereon at the "best commercial customer" rate of the largest bank in terms of assets in the eleventh district of the Federal Reserve, plus four percent (4%) per annum from the date such amounts first became due to Momentum, until all such amounts have been paid in full. If such inspection or audit discloses that, for the annual period reviewed or audited, NXT has underpaid or understated its SFD Royalty obligation under this Agreement by five percent (5%) or more, then NXT shall also pay the reasonable professional fees of the independent representatives engaged to conduct or review such inspection or audit.

    NXT's Right To Delegate Payment Obligations. NXT may elect to transfer or delegate its obligations under this section 4 to its subsidiaries to the extent they identify, acquire, develop and exploit the SFD Properties that generate that royalty; provided, however, under no circumstances shall such transfer or delegation relieve NXT of its obligation to pay the delegated SFD Royalty and satisfy the other obligation of NXT under this section 4 should the subsidiary default under its obligations.

    Momentum's Right To Assign Payment Rights. Anything in this Agreement to the contrary notwithstanding, Momentum may assign its right to payment of all or any portion of the SFD Royalty under this section 4 to its shareholders or any third party.

    Severability of SFD Royalty Payment Obligation. The parties acknowledge that the SFD Royalty is separate from:

      any salary, compensation or other benefits payable by NXT or Momentum to Liszicasz and/or Stinson attributable to their capacities as officers, directors, employees or consultants of or to either of those corporations and/or of any of their respective subsidiaries; or

      any distributions by NXT or Momentum to Liszicasz and/or Stinson attributable to their capacities as stockholders of either of those corporations and/or of any of their respective subsidiaries.

  OFFSET OF SFD MANUFACTURING AND RESEARCH AND DEVELOPMENT COSTS

    Allowable Offsets.   Subject to the limitations contained in section 5(b), NXT agrees that any Direct SFD Manufacturing Costs and Direct SFD Research & Developments Costs that NXT may incur in any calendar quarter, including periods prior to the date of this Agreement, shall be reimbursable to NXT by way of an offset against any SFD Royalties to be paid pursuant to section 4(a) of this Agreement with respect to that or subsequent calendar quarters.

    Limitations on Offsets.

      The aggregate amount of Direct SFD Manufacturing Costs and Direct SFD Research & Developments Costs incurred in any one calendar quarter that are eligible for reimbursement (the "Allowable Quarterly Reimbursable Amount ") shall not exceed the aggregate of:

        Fifty thousand dollars ($50,000) (the "Mandatory Quarterly Reimbursable Amount"), plus an amount (exclusive of the Mandatory Quarterly Reimbursement Amount) to be determined pursuant to section 5(c) (the "Budgeted Quarterly Reimbursable Amount").

      "Direct SFD Manufacturing Costs" means the following direct manufacturing costs reasonably and actually incurred and paid by NXT to construct Stress Field Detectors:

        materials, parts, supplies and non-capitalized tools, machinery and equipment used to manufacture Stress Field Detectors;

        salary and employee benefits (excluding bonuses, retirement contributions and compensation expense related to stock options and stock grants) payable to NXT manufacturing personnel with respect to their time reasonably allocated to manufacture Stress Field Detectors;

        depreciation and amortization of capitalized tools, machinery and equipment used to manufacture Stress Field Detectors; and

        fees reasonably paid to outside consultants, designers and engineers involved in manufacturing activities, where applicable.

      "Direct SFD Research & Development Costs" means the following direct research and development costs reasonably and actually incurred and paid by NXT to design more reliable and efficacious Stress Field Detectors:

        materials, parts, supplies; and non-capitalized tools, machinery and equipment used in research and development activities;

        salary and employee benefits (excluding bonuses, retirement contributions and compensation expense related to stock options and stock grants) payable to NXT research and development personnel with respect to their time reasonably allocated toward research and development activities;

        depreciation and amortization of capitalized tools, machinery and equipment used in research and development activities; and

        fees reasonably paid to outside consultants, designers and engineers involved in research and development activities, where applicable.

      Any Allowable Quarterly Reimbursable Amount shall be recovered at the rate of one dollar ($1) of reimbursements per two dollars ($2) in license fees payable.

      Any Allowable Quarterly Reimbursable Amounts that are not fully recovered in the quarter of incurrence as a consequence of insufficient revenues for that quarter to facilitate a full offset shall nevertheless be recoverable as an offset against future quarterly SFD Royalties payable.

    Determination of Budgeted Reimbursable Amounts.   NXT agrees to provide Momentum, Liszicasz and Stinson for their consent and approval, which they agree they will not unreasonably withhold, with an annual budget detailing all Direct SFD Manufacturing Costs and Direct SFD Research & Developments Costs which NXT proposes to expend under this Agreement. Momentum, acting though Stinson, shall have the right to audit these costs and to have such costs approved by an independent auditor as fair, reasonable and necessary costs for the development of the SFD Technology.

  COVENANTS OF NXT

    Conduct Of SFD Surveys.   NXT agrees that it will use its best efforts to:

      conduct SFD Surveys of selected geographic areas throughout the world which NXT believes, in the reasonable judgment of its management as to the abilities of the Stress Field Detector, to prospectively contain commercial quantities of Petroleum Substances;

      to interpret SFD Data acquired in connection with those surveys and to SFD Prospects; and

      acquire SFD Lands associated with those SFD Prospects, for the purpose of extracting Petroleum Substances therefrom.

    The surveys shall be conducted by airplane, vehicle or such other method of transportation as reasonably selected by NXT, using personnel trained by NXT to operate the SFD Survey System and to interpret SFD Data.

    Capital Costs.   NXT agrees to provide, at its own cost and expense, such customized aircraft and vehicles, with such customized equipment including the SFD Survey System as are reasonably required to conduct SFD surveys.

    Exploitation Of SFD Prospects.    NXT agrees that it shall use its best efforts, either directly or through its wholly-owned subsidiaries, or indirectly through joint ventures and/or other collaborative efforts with third parties, to commercially and economically exploit SFD Properties. Such exploitation may occur through one or a combination of the following, as selected by NXT in its reasonable discretion, and/or such other method of exploitation as shall be determined to be reasonable by NXT:

      the direct acquisition of SFD Lands by NXT and/or its wholly-owned subsidiaries of the legal rights for the further exploration, development and production of Petroleum Substances with respect to those lands;

      the indirect acquisition of SFD Lands by NXT and/or its wholly-owned subsidiaries of the legal rights for the further exploration, development and production of Petroleum Substances with respect to those lands through joint-ventures or other arrangements with third parties; and/or the sale by NXT and/or its wholly-owned subsidiaries and/or its joint venture partners of the legal rights for the further exploration, development and production of Petroleum Substances with respect to the SFD Lands.

  NXT will use its best efforts to commercially exploit the SFD Properties through one or more of the foregoing methods, and will diligently pursue such efforts, unless it is not, in NXT's opinion, commercially reasonable to make any such acquisition and/or to pursue such exploration, development and/or production, and/or enter into any such agreement with a joint venture partner and/or other third party.

  SECURITY INTERESTS GRANTED TO MOMENTUM

  As security for NXT's obligation to pay the SFD Royalty, it agrees that it shall execute a security agreement in form reasonably acceptable to Momentum with respect to its interest in any SFD Lands acquired by NXT and/or its subsidiaries, which will grant to Momentum a security interest in any revenues generated by NXT and/or its subsidiaries in such lands. The grant of the security interest shall not exceed the anticipated aggregate SFD Royalty payable to Momentum with respect to that property.

  PERFORMANCE WARRANTS

    Grant of Performance Warrants.   Commencing January 1, 2001, and thereafter during the term of this Agreement as it may be renewed, and subject to any restrictions imposed by any federal, state or provincial securities or corporate law and/or the rules of any stock exchange as may be applicable, NXT shall grant to Momentum, on a monthly basis based upon the aggregate production of Petroleum Substances by SFD Properties during that month, warrants (the "Performance Warrants") entitling Momentum to purchase such number of shares of NXT common stock (the "Warrant Shares") as determined in accordance with subsection 8(b) below. The obligation to grant options shall terminate upon the termination of this Agreement. Each Performance Warrant shall be exercisable in whole or in part during its applicable term. NXT shall, as soon as possible following each month in which the Performance Warrants are earned, deliver a written stock option certificate to Momentum to evidence the grant of the Performance Warrant, and containing such reasonable terms as are usual or customary in stock option certificates. Notwithstanding the foregoing, the Performance Warrants shall not be subject to any vesting conditions.

    Number of Warrant Shares. For each month in which the SFD Properties or any of them produce Petroleum Substances, Momentum shall be granted Performance Warrants to purchase sixteen thousand (16,000) Warrant Shares if and only if the number of barrels of Petroleum Substances produced in the aggregate by those SFD Properties during that month exceeds twenty thousand (20,000) barrels or barrel equivalents per month. Notwithstanding the foregoing, the number of shares of NXT common stock to be subject to Performance Warrants under the prospective monthly grant shall not exceed the difference between (x) eight percent (8%) of the total number of shares of NXT common stock outstanding as of the last day of that month, and (y) the total number of unexpired and unexercised Warrant Shares as of the last day of that month, including those to be granted with respect to production of Petroleum Substances in that month.

    For purposes of calculation: (i) production of Petroleum Substances with respect to any SFD Properties not then owned by NXT and/or its subsidiaries and/or indirectly owned by NXT and/or its subsidiaries through any joint venture and/or third party arrangement shall be disregarded; and (ii) production of Petroleum Substances with respect to any SFD Properties indirectly owned by NXT and/or its subsidiaries through any joint venture and/or third party arrangement shall be multiplied by a fraction, the numerator of which shall be the participation percentage of NXT and/or its subsidiaries in such joint venture or third party arrangement, and the denominator of which shall be the participation percentages of all parties to such joint venture or third party arrangement.

    Price of Performance Warrants. The exercise price for the Performance Warrants (the "Warrant Price") shall be in United States dollars, and shall be equal to the "Fair Market Value" of NXT's common stock on the last business day of the month of calculation, determined in accordance with the following principles:

      if the NXT common stock is traded on a stock exchange on the date in question, the Fair Market Value of the Warrant Shares will be equal to the closing bid price of common stock on the principal exchange on which the common stock is then trading as reported by such exchange, or if the common stock is not traded on such date, on the next preceding trading day during which a sale occurred;

      if the common stock is traded over-the-counter on the Nasdaq National Market on the date in question, the Fair Market Value of the Warrant Shares will be equal to the last sales price of the common stock as reported by Nasdaq, or if the common stock is not traded on such date, on the next preceding trading day;

      if the common stock is traded over-the-counter on the Nasdaq SmallCap Market, or on the NASD Electronic Bulletin Board or Pink Sheets on the date in question, the Fair Market Value of the Warrant Shares will equal the mean between the closing representative bid and asked price for the common stock on that date as reported by Nasdaq or the NASD (as the case may be), or if the common stock is not traded on such date, on the next preceding trading day;

      if the common stock is not publicly traded on an exchange and is not traded over-the-counter on Nasdaq or the NASD Electronic Bulletin Board or the NASD Pink Sheets, the Fair Market Value of the Warrant Shares shall be determined by the Board of Directors of NXT acting in good faith on such basis as it deems appropriate; and

      anything in subsections (i) through (iv) above to the contrary notwithstanding, under no circumstances shall the Fair Market Value of the Warrant Shares be less than their par value, if any.

    Notwithstanding the foregoing, the Warrant Price shall not be less than (1) that allowed under the exemption from registration or qualification under the applicable federal, state or provincial securities laws as selected pursuant to subsection 8(g) below; and (2) if the common stock is traded on a stock exchange or over-the-counter on Nasdaq, the Warrant Price may not be less than the minimum price permitted by such stock exchange or by Nasdaq.

    Term of Performance Warrants. The effective date of the grant of the Performance Warrants shall be the first day of the first month following the month of calculation, and such Performance Warrants shall lapse and terminate to the extent not fully exercised within three (3) years from the effective date of grant.

    Payment for Warrant Shares. Full payment for the Warrant Shares to be purchased by exercise of the associated Performance Warrant shall be made by Momentum as follows (or any combination of the following):

      in immediately available funds, in United States dollars; and/or if expressly consented to by NXT:

        the surrender or relinquishment of options, warrants or other rights to acquire common stock held Momentum and/or its affiliates, with a Fair Market Value on the date of such surrender or relinquishment equal to the aggregate Warrant Price of the Warrant Shares with respect to which the Performance Warrant or portion is thereby exercised; or

        a full recourse promissory note bearing interest at a rate as shall then preclude the imputation of interest under the Internal Revenue Code of 1986, as amended, and payable upon such terms as may be prescribed by NXT. NXT shall prescribe the form of such note and the security to be given for such note. Notwithstanding the foregoing, no Performance Warrant may be exercised by delivery of a promissory note or by a loan from NXT if such loan or other extension of credit is prohibited by law at the time of exercise of this Performance Warrant or does not comply with the provisions of Regulation G promulgated by the Federal Reserve Board with respect to "margin stock" if NXT and Momentum are then subject to such Regulation.

    Assignability. Except as provided below, the Performance Warrants may not be exercised by any person other than Momentum, nor Transferred (as such term is defined below) by Momentum. Any exercise or Transfer of a Performance Warrant in violation of the foregoing shall be null and void ab initio and of no further force and effect. Notwithstanding the foregoing, in the case of Performance Warrants other than:

      those granted or awarded pursuant the exemption from registration or qualification afforded under Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"), or

      Warrants registered with the United States Securities and Exchange Commission on Form S-8, NXT shall permit a Transfer with respect to an affiliate of Momentum, and may, in its sole discretion and without any obligation to do so, permit a Transfer with respect to any other proposed transferee, provided the exemption from registration or qualification to be relied upon under applicable federal, state and/or territorial securities laws permits such action.

      Upon the death of any natural person holding a Performance Warrant, such Warrants may be Transferred to such deceased person's successors pursuant to will or the laws of descent or distribution by reason of the death of such person, and may thereafter be exercised by such person's successors. The term "Transfer" means any transfer or alienation of a Performance Warrant which would directly or indirectly change the legal or beneficial ownership thereof, whether voluntary or by operation of law, regardless of payment or provision of consideration, including, by way of example and not limitation:

        the sale, assignment, bequest or gift of the Performance Warrant;

        any transaction that creates or grants an option, warrant, or right to obtain an interest in the Performance Warrant;

        any transaction that creates a form of joint ownership in the Performance Warrant between Momentum and one or more other persons; and/or any Transfer of the Performance Warrant to a creditor of Momentum, including the hypothecation, encumbrance or pledge of the Performance Warrant or any interest therein, or the attachment or imposition of a lien by a creditor of Momentum on the Performance Warrant or any interest therein which is not released within thirty (30) days after the imposition thereof.

    Registration or Exemption from Registration. In no event shall NXT be required at any time to register the Performance Warrants and/or the Warrant Shares under the Securities Act (including, without limitation, as part of any primary or secondary offering, or pursuant to Form S-8) or under any applicable state or territorial securities laws (the "Blue Sky Laws"). In the event NXT does not register or qualify the Performance Warrants and/or the Warrant Shares, such securities shall be issued in reliance upon such safe harbors and/or exemptions from registration or qualification under the Securities Act (such as Regulation S, Regulation D and/or Rule 701) and any applicable Blue Sky Laws that NXT and its legal counsel, in their reasonable discretion, shall determine to be appropriate and necessary with respect to any particular offer or sale of such securities. Anything in this section 8 to the contrary notwithstanding, the Performance Warrants and/or the Warrant Shares shall be subject to such holding periods as may be mandated by any safe harbors or exemptions from registration relied upon under the Securities Act and/or any applicable Blue Sky Laws.

    Legend. In the event NXT does not register the Performance Warrants and/or the Warrant Shares under the Securities Act, NXT reserves the right to place such legend on the certificate representing such securities as it deems necessary to comply with the Securities Act and such applicable Blue Sky Laws being relied upon by NXT.

  COMPETITIVE PRACTICES

    Momentum Prohibitions.   During the term of this Agreement, Momentum and its subsidiaries shall not, without the prior written consent of NXT, which consent it may withhold in its sole discretion:

      engage in the business of identifying or exploiting deposits of Petroleum Substances for itself and/or its subsidiaries and/or for any other party;

      except as provided below in this section 9(a), license or sublicense and/or provide the Stress Field Technology (including the Stress Field Detector, SFD Signals and/or SFD Data) to any party for any purpose, or in any way create a de facto license or sublicense;

      disclose any SFD Information to any party other than NXT and/or its subsidiaries; or

      except as provided in this section 9(a) and in section 17, sell, assign or transfer (whether directly or indirectly through a merger, consolidation, conversion, sale of assets, sale or exchange of securities, or otherwise) its business, or license or sublicense the Stress Field Technology (including the Stress Field Detector, SFD Signals and/or SFD Data) to any party (other than amongst NXT and its subsidiaries).

    Momentum Permitted Actions.   Notwithstanding section 9(a) above, Momentum and its subsidiaries may, without the consent of NXT, use the Stress Field Technology (exclusive of Stress Field Detector units under license to NXT under this Agreement) for any business other than the identification and/or exploitation of Petroleum Substances. Notwithstanding subsections 9(a)(ii) and (iv) above, NXT shall consent to the provision of raw SFD Data (including all raw SFD Data generated on behalf of NXT under this Agreement, which shall be deemed granted pursuant to a fully-paid license) by Momentum to its joint-venture partners and/or third parties for interpretation so long as:

        the use and interpretation of such SFD Data by such joint-venture partners and/or third parties is limited to purposes other than the identification and/or exploitation of hydrocarbon accumulations; and

        such joint venture partners and/or third parties do not have access to the Stress Field Technology.

    In order to facilitate the foregoing covenant, Momentum and each of its subsidiaries and affiliates will execute a Competitive Practices Agreement in form reasonably satisfactory to NXT following execution of this Agreement.

    NXT Prohibitions.   During the term of this Agreement, NXT and its affiliates shall not, without the prior written consent of Momentum, which consent it may withhold in its sole discretion:

      except for the account of Momentum and/or its subsidiaries, engage in the business of identifying or exploiting mineral deposits other than hydrocarbon accumulations which have been identified using the Stress Field Detector, license or sublicense and/or provide the SFD Technology, SFD Signals or SFD Data, or any interpretations thereof to any party (other than to the subsidiaries and/or joint venture and/or other third party arrangement pursuant to the terms of this Agreement) for any purpose, or in any way create a de facto license or sublicense;

      disclose confidential and/or proprietary information relating to SFD Information to any party (other than Momentum and/or its subsidiaries); or

      except as provided in section 17, sell, assign or transfer (whether directly or indirectly through merger, consolidation, conversion, sale of assets, sale or exchange of securities, or otherwise) its business or rights to the Stress Field Technology, SFD Signals and SFD Data.

  In order to facilitate the foregoing covenant, NXT and each of its subsidiaries and affiliates will execute a Competitive Practices Agreement in form reasonably satisfactory to Momentum following execution of this Agreement.

  TERM AND AMENDMENTS

    Initial Term.   This Agreement shall be deemed effective as of January 1, 2001 and, unless previously terminated as provided in this Agreement, shall remain in effect until December 31, 2005.

    Automatic Renewal; Termination by NXT. Unless this Agreement is previously terminated by either party as provided below, this Agreement will be automatically renewed for additional one (1) year terms (each a "Renewal Term") following the expiration of the Initial Term, or, if applicable, the expiration of a Renewal Term (collectively and severally, each a "Term"), unless:

      NXT gives written notice to Momentum, no later than sixty (60) days prior to the expiration of such pending Term, of its election not to automatically renew this Agreement for an additional year; and

      the termination has been approved by disinterested majorities of NXT's Board of Directors and stockholders.

    Termination By Momentum.   In addition to any other rights of termination that Momentum may have hereunder, Momentum shall have the right to terminate this Agreement upon written notice to NXT at any time if one or more of the following shall occur (subject to the cure provisions set forth below):

      NXT shall fail to make any payment of the SFD Royalty, or any other amount due hereunder;

      NXT and its subsidiaries shall have collectively abandoned or discontinued the conduct of its oil and gas exploration and/or exploitation business;

      NXT shall dissolve or liquidate (except into a wholly-owned subsidiary and/or pursuant to a transaction which satisfies the provisions of section 17(a));

      NXT shall make any assignment for the benefit of creditors, or shall file or have filed against it any petition under any federal, state or provincial bankruptcy or statute, which petition under any federal, state or provincial bankruptcy or similar statute is not vacated within ninety (90) days, or NXT takes advantage of any insolvency or similar law, or if any receiver is appointed for NXT's business or property; and/or

      NXT shall fail to perform any other material covenant, agreement or term of this Agreement.

    In the event any of the events described above in this subsection 10(c) occurs, Momentum shall give notice of termination in writing to NXT in accordance with the notice provisions herewith and, should such event be reasonably susceptible of being cured, NXT shall be entitled to a grace period of ninety (90) days following receipt of written notice of such event (or such longer period of time as is reasonable should such event be of a character which cannot be cured within a period of ninety (90) days), to cure such event to the reasonable satisfaction of Momentum, provided that NXT promptly commences to cure such event and uses reasonable diligence thereafter in curing such event.

    Amendments.    and Momentum will not further amend this Agreement in any manner without the consent of a majority of the non-Momentum related NXT directors, and

      in the event the amendment, taken as a whole, is considered materially adverse to NXT as determined by NXT's legal counsel, by a majority of the non-Momentum related stockholders.

  PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

    Intellectual Property Rights.   The parties agree that, for purposes of maintaining secrecy and confidentiality, Momentum shall have no obligation to obtain patent, trademark and/or copyright protection in the United States and/or any other country with respect to the Stress Field Detector or its underlying scientific methods or principles. Should Momentum seek patent, trademark and/or copyright protection, it shall do so at its own cost; provided, however, that NXT shall, if requested by Momentum, furnish necessary specimens or facsimiles for the purpose of patent, trademark, and/or copyright applications, free of cost. NXT agrees that it will not apply for nor seek to obtain patent, trademark, copyright or any other property rights in or with respect to the SFD Technology without the prior written consent of Momentum, which consent it may withhold in its sole discretion.

    Prosecution of Intellectual Property Actions Reserved to Momentum.    Momentum shall, at its sole cost and expense, be responsible for the prosecution and/or defense of any action in the nature of unfair competition, patent infringement, copyright infringement, trademark infringement, or other proprietary right infringement relating to the SFD Technology. NXT agrees that it shall cooperate and assist Momentum in the prosecution and/or defense of any such action. NXT further agrees that it shall not prosecute any action against third parties in the nature of unfair competition, patent infringement, copyright infringement, trademark infringement, or other proprietary right infringement relating to the SFD Technology without the prior written consent of Momentum, which it may withhold in its sole discretion.

  REPRESENTATIONS AND WARRANTIES OF PARTIES

    By All Parties.   Each of the parties to this Agreement hereby represents and warrants to each of the other parties to this Agreement, each of which is deemed to be a separate representation and warranty, as follows:

      Organization, Power and Authority.   Such party, if an entity, is duly organized, validly existing and in good standing under the laws of its state, territory or province of incorporation or organization, and has all requisite corporate or other power and authority to enter into this Agreement.

      Authorization and Validity of Agreement.   The execution and delivery of this Agreement by such party, and the performance by such party of the transactions herein contemplated, have, if such party is an entity, been duly authorized by its governing organizational documents, and are not prohibited by its governing organization documents, and no further corporate or other action on the part of such party is necessary to authorize this Agreement, or the performance of such transactions. This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by all of the other parties hereto, is valid and binding upon such party in accordance with its terms, except as limited by: (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor rights generally; and (2) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      No Breach or Conflict.   Neither the execution or delivery of this Agreement, nor the performance by such party of the transactions contemplated herein: (i) if such party is an entity, will breach or conflict with any of the provisions of such party's governing organizational documents; or (ii) to the best of such party's knowledge and belief, will such actions violate or constitute an event of default under any agreement or other instrument to which such party is a party.

    By Momentum, Liszicasz and Stinson. Momentum, Liszicasz and Stinson each hereby represent and warrant to NXT, each of which is deemed to be a separate representation and warranty, as follows:

      No Previous Grants. Momentum, Liszicasz and Stinson have not sold, assigned, transferred, conveyed or encumbered any rights with respect to the Stress Field Detector, the SFD Signals, and/or the SFD Data of which the SFD Signals are a part which are inconsistent with the rights granted to NXT hereunder.

      No Infringement. The granting of exclusive rights to NXT for the use of the SFD Data to identify and exploit Petroleum Substances, and the use of the Stress Field Detector, the SFD Signals, and/or the SFD Data of which the SFD Signals are a part by NXT, will not infringe upon or violate any intellectual property right of any other person including, without limitation, any patent, tradename, trademark, copyright or other proprietary right of any other person.

    By NXT. NXT hereby represents and warrants to Momentum, each of which is deemed to be a separate representation and warranty, as follows:

      No Challenge of Title.   Neither NXT nor any of its subsidiaries will challenge the validity of Momentum's ownership and title in and to the Stress Field Detector, the SFD Signals, and the SFD Data of which the SFD Signals are a part (except with respect to NXT's rights under this Agreement), or any patent, trademark, copyright or other intellectual property right pertaining thereto.

      No Harm.   Neither NXT nor any of its subsidiaries will harm, misuse or bring into dispute the Stress Field Detector, the SFD Signals, the SFD Data of which the SFD Signals are a part or their reputation.

  INDEMNIFICATION; DEFENSE OF THIRD-PARTY CLAIMS

    Indemnification.   Each party hereto (an "Indemnitor" for purposes of this subsection 13(a)) agrees to indemnify and hold each other party and each of the other party's respective successors, assigns, heirs, agents, affiliates, parents, subsidiaries, divisions, partners, joint venturers, officers, employees, directors, shareholders, insurers and representatives (collectively and severally, "Indemnitee(s)") harmless from and against any and all "Losses" (as such term is defined below) directly or indirectly asserted against, imposed upon, or incurred or suffered or sustained by such Indemnitee, whether foreseeable or unforeseeable, and whether meritorious or not meritorious, based upon or related to or arising from any of the following (collectively and severally, "Indemnifiable Claim(s)"):

      The breach or threatened breach by the Indemnitor of any of the warranties, obligations, covenants or agreements of such party under this Agreement, or the material inaccuracy of the representations of such party under this Agreement.

      Any infringement or violation of any patent, trademark, copyright or common law or statutory rights, or proprietary rights by or on account of the Stress Field Detector, the SFD Signals, the SFD Data of which the SFD Signals are a part, in which case Momentum shall be deemed the "Indemnitor."

    The Indemnitor shall promptly pay to the Indemnitee his, her or its Losses as such Losses are incurred or, to the extent already paid by the Indemnitor, reimburse such Losses to the Indemnitee promptly upon demand by the Indemnitee.

    Third-Party Claims.

      Notice to Indemnitor. In the event a third party files or brings or threatens to file or bring any action or proceeding based upon or related to or arising from, whether directly or indirectly, an Indemnifiable Claim (collectively and severally, "Third-Party Action(s)"), the Indemnitee agrees that he, she or it shall, as a condition to obtaining indemnification from the Indemnitor under this section 13, with reasonable promptness, give the Indemnitor written notice of such Third-Party Action (the "Notice"), together with relevant written documents pertaining to the Third-Party Action. The Notice shall state, with respect to each Indemnifiable Claim set forth in such Third-Party Action (collectively and severally, "Third Party Claim(s)") :

          the amount of the Indemnitee's Losses, if known, and the method of computation thereof, all with reasonable particularity based upon the facts and other information reasonable available to the Indemnitee as of the date of such Notice, and containing a reference to the provisions of this Agreement with respect of which such Indemnifiable Claim arises;

          the Indemnitee's specific intent to seek such indemnification under this section 13; and

          whether the Indemnitee elects to assume and control the defense of the Third-Party Claims.

      Assumption and Control.

        In the event the Notice specifies that the Indemnitee elects to assume and control the defense of the Third-Party Claim, then the Indemnitor may nevertheless assume and control such defense [subject to an insurer's right to control the defense of any litigation] at his, her or its sole cost, expense and ultimate liability, regardless of outcome, and through counsel of his, her or its choice (which counsel shall be reasonably satisfactory to the Indemnitee); provided, however:

          the Indemnitor first acknowledges in writing his, her or its obligation to unconditionally indemnify the Indemnitee with respect to all Indemnitee Damages that may arise with respect to all such Third-Party Claims, and the Indemnitor gives prompt written notice of his, her or its intention to assume and control the defense to the Indemnitee.

        If the Indemnitor does not elect to assume and control the defense of the Third-Party Claim as set forth above in clause (ii), or makes such election but then fails to timely undertake such assumption and control of the defense, then the Indemnitee may assume and control such defense [subject to an insurer's right to control the defense of any litigation], through counsel of his, her or its choice, in which case the indemnities of section 13(a) shall govern. In such event the Indemnitee shall be entitled to file a cross-complaint against the Indemnitor in the Third-Party Action where the Indemnitee determines such action to be appropriate, in which case the Indemnitor waives any defense to such cross-claim on the grounds that this Agreement bars such action.

        In the event the Notice specifies that the Indemnitee does not elect to assume and control the defense of the Third-Party Claim, then the Indemnitor may assume and control such defense at his, her or its sole cost and expense, and through counsel of his, her or its choice; provided, however:

          in these circumstances the Indemnitor shall not be required to acknowledge his, her or its obligation to unconditionally indemnify the Indemnitee with respect to any such Third-Party Claims; and

          the indemnity obligation of the Indemnitor as set forth in section 13(a) shall nevertheless continue to govern.

        Each party who assumes and control the defense of a Third-Party Claim as provided above shall permit the other party to participate in the defense of such Third-Party Claim by counsel of his, her or its own choosing, and at his, her or its own expense.

      Advisement; Cooperation. Counsel handling the Third Party Action on behalf of any party or parties shall diligently defend the matter and shall keep the other parties fully informed of the status of the Third-Party Action, and of any Third-Party Claims, including all relevant facts and information pertaining to the action, claims and strategy to be followed. Each party shall cooperate with each other party and their respective counsel in connection with the defense, compromise, settlement or other resolution of the Third-Party Claims; shall assert the "joint-counsel" privilege or its equivalent where reasonably possible and appropriate; shall make available his, her or its personnel, and provide such testimony and access to books, records, materials and information in their possession or control relating thereto as is reasonably required by the party handling the defense of such action or claims; all at the sole cost and expense of the party defending such Third-Party Claims (unless such defending party is entitled to indemnification as provided herein).

      Compromise Or Settlement by Indemnitor. No Third-Party Claim shall be compromised or settled by the Indemnitor without the written consent of the applicable Indemnitee except where:

        such compromise or settlement involves all Third-Party Claims for which the Indemnitor is liable to the Indemnitee under this section;

        as a condition of such compromise or settlement, the claimant or plaintiff unconditionally releases the Indemnitee from any liability for all Third-Party Claims;

        such compromise or settlement will not have any material, non-monetary affect on the Indemnitee, other than as a result of money damages or payment of monies, none of which shall be paid by the Indemnitee; and

        the Indemnitee is totally indemnified, directly or indirectly, by the Indemnitor for any money damages or payment of monies.

      Compromise Or Settlement by Indemnitee. No Third-Party Claim shall be compromised or settled by the Indemnitee without the written consent of the Indemnitor except where:

        such compromise or settlement involves all Third-Party Claims for which the Indemnitor is liable to the Indemnitee under this section;

        if the Indemnitor is named as a party to the Third-Party Action, as a condition of such compromise or settlement the claimant or plaintiff unconditionally releases the Indemnitee from any liability for all Third-Party Claims;

        the Indemnitee releases the Indemnitor from any liability to the Indemnitor under this section 13 with respect to the released Third-Party Claims;

        if the Indemnitor is named as a party to the Third-Party Action, such compromise or settlement will not materially or adversely affect the Indemnitor other than as a result of money damages or payment of monies, none of which shall be paid by the Indemnitor; and

        if the Indemnitor is named as a party to such action, the Indemnitor is totally indemnified, directly or indirectly, by the Indemnitee for any money damages or payment of monies.

      Failure of Indemnities. The obligation of the Indemnitor as set forth in section 13(a) shall not apply if the Indemnitee:

        fails to give the Notice to the Indemnitor in a reasonably prompt manner and such failure materially prejudices the Indemnitor;

        if the Indemnitee is not given the opportunity to assume and control the defense of the Third-Party Claims in accordance with subsection (b)(ii) above; or

        the Indemnitee compromises or settles the Third-Party Claims without obtaining the Indemnitor's consent in accordance with subsection (b)(v) above.

    Indemnitee's Losses.   The term "Losses" means any losses, liabilities, damages (including direct, indirect, consequential, incidental, special and punitive damages of any nature whatsoever), judgements, deficiencies, assessments, penalties, settlements, and legal and other costs and/or expenses of any kind or nature whatsoever, including, without limitation, (i) "fees and costs" associated with any "action or proceeding," and (ii) subject to the limitations set forth above in section 13(b), "fees and costs" incurred in investigating, preparing and defending any Third-Party Claim and/or incurred with respect to any dispute between the Indemnitee and the Indemnitor, including any cross-claim filed in any Third-Party Action. The term "action or proceeding" shall have the same definition as set forth in section 16(b) below, and the term "fees and costs" shall refer to those items described in section 16(e) below.

    Tax Benefits; Insurance Proceeds.   For purposes of this section 13, all Indemnifiable Claims shall be computed net of: (i) any actual income tax benefit resulting therefrom to the Indemnitee; and (ii) any insurance coverage with respect thereto which reduces the amount of the Indemnitee's Losses that would otherwise be sustained; provided, however, that, in all cases, the timing of the receipt or realization of income tax benefits or insurance proceeds shall be taken into account in determining the amount of reduction of the Indemnitee's Losses.

  RELATIONSHIP OF PARTIES

  Notwithstanding any other provision of this Agreement to the contrary, this Agreement and the transactions contemplated herein do not and will not establish or constitute a partnership, joint venture, association, agency or other relationship between the parties except as that of licensor and licensee. Neither party, nor such party's officers, employees, directors, shareholders and/or representatives, shall be deemed an employee or agent of the other party, or have any right or authority to act for and/or bind the other party in any way, or represent that the other party is in any way responsible for acts of the other. Momentum shall in no way be responsible for the exploitation and/or development of any Prospect identified through the SFD Technology. With the exception of any obligations imposed on NXT relative to income tax withholdings on payment of the SFD Royalty, each party shall have exclusive liability for the payment of all taxes imposed on such party or its employees or agents which arise in connection with the performance of this Agreement including, without limitation, the payment and/or withholding, as the case may be, of income taxes, property taxes, sales or use taxes, and payroll taxes, and neither party shall be liable for any such payments which may be assessed against the other party. No right, express or implied, is granted by this Agreement to either party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

  INTERPRETATION AND CONSTRUCTION

    Preparation of Agreement.   The parties have participated jointly in the negotiation and drafting of this Agreement and each provision hereof. In the event any ambiguity, conflict, omission or other question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties, and no presumption or burden of proof shall be presumed, implied or otherwise construed favoring or disfavoring any party by virtue of the authorship of this Agreement or of any provision hereof. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transaction contemplated by this Agreement, nor was it under any belief or understanding that such legal counsel was representing his, her or its interests.

    Performance on Business Day.   In the event the date on which a party is required to take any action under the terms of this Agreement is not a business day, the action shall, unless otherwise provided herein, be deemed to be required to be taken on the next succeeding business day. For purposes of this section, the term "business day" shall mean Monday through Friday (excluding any legal holidays).

    Survival of Representations and Warranties.   All representations and warranties made by any party in connection with any transaction contemplated by this Agreement shall, irrespective of any investigation made by or on behalf of any other party hereto, survive the execution and delivery of this Agreement and the performance or consummation of any transaction described in this Agreement, and shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitation).

    Independent Significance.   The parties intend that each representation, warranty and covenant shall have independent significance. If any party has falsely made or breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not falsely made or breached shall not detract from or mitigate the fact that the party has falsely made or breached the first representation, warranty or covenant.

    Entire Agreement; No Collateral Representations.   Each party expressly acknowledges and agrees that this Agreement, and the agreements and documents referenced herein: (i) are the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (ii) supersede any prior or contemporaneous agreements, memorandums, proposals, commitments, guaranties, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the "prior agreements"), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (iii) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements. No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

    Amendment; Waiver; Forbearance.   Except as expressly provided herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement. No waiver of: (i) any breach of any term, provision or agreement; (ii) the performance of any act or obligation under this Agreement; and/or (iii) any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver. Except to the extent that the party or parties claimed to have given or consented to a waiver may have otherwise agreed in writing, no such waiver shall be deemed a waiver or relinquishment of any other term, provision, agreement, act, obligation or right under this Agreement, or of any preceding or subsequent breach thereof. No forbearance by a party in seeking a remedy for any noncompliance or breach by another party hereto shall be deemed to be a waiver by such forbearing party of its rights and remedies with respect to such noncompliance or breach, unless such waiver shall be in a written instrument or instruments signed by the forbearing party.

    Remedies Cumulative.   The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

    Severability.   If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be determined to be invalid, illegal or unenforceable under present or future applicable law, then, and in such event:  (i) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and still be legal, valid and enforceable; and (ii) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest legal extent.

    Parties in Interest.   Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, if any, or as may be permitted hereunder nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement; nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

    No Reliance Upon Prior Representations.   Each party acknowledges that: (1) no other party has made any oral representation or promise which would induce such party, prior to executing this Agreement, to change such party's position to his, her or its detriment, to partially perform, or to part with value in reliance upon such representation or promise; and (2) such party has not so changed its position, performed or parted with value prior to the time of the execution of this Agreement, or such party has taken such action at its own risk.

    Rules of Construction.   In interpreting the meaning of this Agreement: (i) the term "person" is defined in its broadest sense to include any individual or natural person, entity (as such term is defined in this subsection (k)) and/or fiduciary (as such term is defined in this subsection (k)), and their respective successors and assigns; (ii) the term "entity" means any legal entity, including any corporation, association, joint stock company, partnership (limited, general or limited liability), joint-venture, and limited liability company, business trust, trust (whether revocable or irrevocable), pension or profit sharing plan, individual retirement account, or fiduciary or custodial arrangement; (iii) the term "fiduciary" means any person acting in a fiduciary capacity, including in their capacity as a trustee or a custodian; (iv) the term "affiliate" means any person controlling, controlled by, or under common control with a party (for purposes of the foregoing, the term "control" (including with the correlative meanings, the terms "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise); (v) the term "subsidiary" means any entity in which a party holds a controlling interest; (vi) the words "herein" and "hereunder" and other words of similar report refer to this Agreement as a whole, and not to any particular sections, subsections, paragraph, subparagraph or other subdivision of this Agreement; (vii) the words "including", "includes" and "include" shall be deemed to be followed by the words "including without limitation"; (viii) the word "or" shall not be deemed to be exclusive unless the context indicates otherwise; and (ix) the word "all" shall be deemed to include the word "any", and vice versa. All pronouns and any variation thereof used in this Agreement shall be deemed to refer to the masculine, feminine, or neuter (as the case may be), and to the singular or plural (as the case may be), as the identity of the person or persons or the context may require for proper interpretation of this Agreement. Any references in this Agreement to "dollars" shall be deemed to refer to the currency of the United States, unless such reference specifically references a dollar-denominated currency of a country other than Canada. The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. Each cross-reference in this Agreement shall, unless specifically directed to another agreement or document, be construed only to refer to provisions within this Agreement, and shall not be construed to refer to the overall transaction or to any other agreement or document. Each exhibit, addendum, schedule and/or attachment referenced in this Agreement shall be construed to be incorporated into this Agreement by such reference and made a part hereof. References to this Agreement or to any other agreements shall include all amendments, modifications, supplements and/or renewals thereof. Unless the context requires otherwise: (1) any reference herein to applicable law will be deemed to include all rules and regulations promulgated thereunder: and (2) any references herein to any applicable law and/or any specific section or provision of any such applicable law are intended to refer to such section or provision thereof as presently enacted and as subsequently amended, succeeded, recodified or renumbered.

  ENFORCEMENT

    Governing Law.   This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles) of the State of Nevada, as if this Agreement were made, and as if its obligations were to be performed in their entirety, within the State of Nevada.

    Consent to Jurisdiction and Venue; Service of Process.   Any "action or proceeding" (as such term is defined below) arising out of or relating to this Agreement shall be filed in and litigated solely before the courts of the State of Nevada; provided, however, the foregoing shall not: (i) limit the rights of any party to enforce any judgment received by the courts of the State of Nevada in any other jurisdiction; or (ii) limit the rights of any party who has otherwise accepted jurisdiction in the State of Nevada to enforce this Agreement in any other jurisdiction against any other party who has failed or refused to answer or to appear in any action or proceeding brought before the State of Nevada (notwithstanding the terms of this section). By execution and delivery of this Agreement, each party: (1) generally and unconditionally accepts the exclusive jurisdiction of the aforesaid courts and venue therein, and waives to the fullest extent provided by law any defense or objection to such jurisdiction and venue based upon the doctrine of "forum non conveniens" and (2) consents to service of process in any such action or proceeding by delivery of certified or registered mailing of the summons and complaint in accordance with the notice provisions of this Agreement. The term " action or proceeding" is defined as any and all claims, suits, actions, hearings, arbitrations or other similar proceedings, including appeals and petitions therefrom, whether formal or informal, governmental or non-governmental, or civil or criminal. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of Nevada, for any purpose except as provided above, and shall not be deemed to confer rights on any person other than the parties to this Agreement.

    Waiver of Right to Jury Trial.   Each party hereby waives such party's respective right to a jury trial of any claim or cause of action based upon or arising out of this Agreement. Each party acknowledges that this waiver is a material inducement to each other party hereto to enter into the transaction contemplated hereby; that each other party has already relied upon this waiver in entering into this Agreement; and that each other party will continue to rely on this waiver in their future dealings. Each party warrants and represents that such party has reviewed this waiver with such party's legal counsel, and that such party has knowingly and voluntarily waived its jury trial rights following consultation with such legal counsel.

    Consent to Specific Performance and Injunctive Relief and Waiver of Bond or Security.   Each party acknowledges that the other party(s) hereto may, as a result of such party's breach of its covenants and obligations under this Agreement, sustain immediate and long-term substantial and irreparable injury and damage which cannot be reasonably or adequately compensated by damages at law. Consequently, each party agrees that in the event of such party's breach or threatened breach of its covenants and obligations hereunder, the other non-breaching party(s) shall be entitled to obtain from a court of competent equitable relief including, without limitation, enforcement of all of the provisions of this Agreement by specific performance and/or temporary, preliminary and/or permanent injunctions enforcing any of the rights of such non-breaching party(s), requiring performance by the breaching party, or enjoining any breach by the breaching party, all without proof of any actual damages that have been or may be caused to such non-breaching party(s) by such breach or threatened breach and without the posting of bond or other security in connection therewith. The party against whom such action or proceeding is brought waives the claim or defense therein that the party bringing the action or proceeding has an adequate remedy at law and such party shall not allege or otherwise assert the legal position that any such remedy at law exists. Each party agrees and acknowledges: (i) that the terms of this subsection are fair, reasonable and necessary to protect the legitimate interests of the other party(s); (ii) that this waiver is a material inducement to the other party(s) to enter into the transaction contemplated hereby; (iii) that the other party(s) has already relied upon this waiver in entering into this Agreement; and (iv) that each party will continue to rely on this waiver in their future dealings. Each party warrants and represents that such party has reviewed this provision with such party's legal counsel, and that such party has knowingly and voluntarily waived its rights following consultation with legal counsel.

    Recovery of Fees and Costs.   If any party institutes or should the parties otherwise become a party to any action or proceeding based upon or arising out of this Agreement including, without limitation, to enforce or interpret this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof, or for a declaration of rights in connection herewith, or for any other relief, including equitable relief, in connection herewith, the "prevailing party" (as such term is defined below) in any such action or proceeding, whether or not such action or proceeding proceeds to final judgment or determination, shall be entitled to receive from the non-prevailing party as a cost of suit, and not as damages, all fees, costs and expenses of enforcing any right of the prevailing party (collectively, "fees and costs"), including without limitation:

      reasonable attorneys' fees and costs and expenses,

      witness fees (including experts engaged by the parties, but excluding shareholders, officers, employees or partners of the parties),

      accountants' fees,

      fees of other professionals, and

      any and all other similar fees incurred in the prosecution or defense of the action or proceeding; including, without limitation, fees incurred in the following:

        postjudgment motions;

        contempt proceedings;

        garnishment, levy, and debtor and third party examinations;

        discovery; and

        bankruptcy litigation.

    All of the aforesaid fees and costs shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney the aforesaid fees, costs and expenses incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. The term "prevailing party" is defined as the party who is determined to prevail by the court after its consideration of all damages and equities in the action or proceeding, whether or not the action or proceeding proceeds to final judgment (the court shall retain the discretion to determine that no party is the prevailing party in which case no party shall be entitled to recover its costs and expenses under this subsection).

    Certain Exceptions Relating to Intellectual Property Rights.   Any provision in this Agreement (including this section 16) to the contrary notwithstanding, the parties agree that any matters relating to the validity of Momentum's ownership and title in and to the Stress Field Detector, the SFD Signals, and the SFD Data of which the SFD Signals are a part (except with respect to NXT's rights under this Agreement to use these properties in identifying and exploiting Hydrocarbons), or any patent, trademark, copyright, or other intellectual property right pertaining thereto, are matters outside the scope of this Agreement which: (i) will be governed exclusively under the laws of the Bahamas, and (ii) shall be filed in and heard and litigated solely before the courts of the Bahamas.

  ASSIGNMENT AND DELEGATION; SUCCESSORS AND ASSIGNS

    Prohibition Against Assignment or Delegation.   Except as specifically provided in this Agreement, neither party may sell, license, transfer or assign (whether direct or indirect, merger, consolidation, conversion, sale of assets, sale or exchange of securities, or by operation of law, or otherwise) any of such party's rights or interests or delegate such party's duties or obligations under this Agreement, in whole or in part, including to any subsidiary or any affiliate, without the prior written consent of the other party, which consent may be withheld in such other party's sole discretion, provided, however:

      Subject to clauses (iv) and (v) below, Momentum and NXT may each assign or license any or all of its respective rights and delegate any or all of its respective obligations under this Agreement to any wholly-owned subsidiary, so long as such wholly-owned subsidiary shall expressly assume such obligations.

      Subject to clauses (iv) and (v) below, NXT may, with the prior written consent of Momentum, which consent Momentum shall not unreasonably withhold, assign all of the rights and delegate all of the obligations of NXT and its subsidiaries under this Agreement to any other person in connection with the transfer or sale of the entire business of NXT and its subsidiaries as it relates to the exploitation of hydrocarbon accumulations to any person, or the merger or consolidation of NXT with or into any other person, so long as such transferee, purchaser or surviving person shall expressly assume such obligations of NXT and its subsidiaries.

      Subject to clauses (iv) and (v) below, Momentum may, with the prior written consent of NXT, which consent NXT shall not unreasonably withhold, assign all of the rights and delegate all of the obligations of Momentum and its subsidiaries under this Agreement to any other person in connection with the transfer or sale of the entire business of Momentum and its subsidiaries as it relates to use of the Stress Field Technology, SFD Signals, and SFD Data to any other person, or the merger or consolidation of Momentum with or into any other person, so long as such transferee, purchaser or surviving person shall expressly assume such obligations of Momentum.

      Notwithstanding anything in clauses (i) through (iii) above to the contrary, no assignment or transfer under any of clauses (i) through (iii) may be effectuated unless the proposed transferee or assignee first executes such agreements (including a restated SFD license agreement and/or new competitive practices agreements) in such form as the non-assigning or transferring parties and each of them may deem reasonably satisfactory to:

        evidence the assumption by the proposed transferee or assignee of the obligations of the transferring or assigning party; and

        to ensure that the non-assigning or transferring parties and each of them continue to receive such rights, benefits and protections (both legal and economic) as contemplated by the non-assigning or transferring parties and each of them when entering into this Agreement.

      Notwithstanding anything in clauses (i) through (iii) above to the contrary:

        any assignment, license and/or delegation under clause (i) above shall not release the assigning or licensing party from any of its obligations or liabilities under this Agreement;

        any assumption by a successor or assign under clauses (ii) or (iii) above shall in no way release the transferring or assigning party from any of its obligations or liabilities while a party to this Agreement; and

        any merger, consolidation, reorganization, sale or conveyance under clauses (ii) or (iii) above shall not be deemed to abrogate the rights of the non-assigning or transferring parties and each of them elsewhere contained in this Agreement.

    Any purported assignment or transfer in violation of the terms of this subsection 17(a) shall be null and void ab initio and of no force and effect, and shall vest no rights or interests in the purported assignee or transferee.

    Successors and Assigns.   Subject to subsection 17(a) above, each and every representation, warranty, covenant, condition and provision of this Agreement as it relates to each party hereto shall be binding upon and shall inure to the benefit of such party and his, her or its respective successors and permitted assigns, spouses, heirs, executors, administrators, and personal and legal representatives including, without limitation, in the case of NXT and Momentum, any successor (whether direct or indirect, merger, consolidation, conversion, purchase of assets, purchase of securities, or otherwise) to all or substantially all of such corporation's business or assets or both.

  MISCELLANEOUS

    Costs and Expenses.   Except as expressly set forth in this Agreement, each party shall pay all legal and other fees, costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement; in performing due diligence or retaining professional advisors; and in complying with such party's covenants, agreements and conditions contained herein.

    Cooperation.   Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

    Notices.   Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (i) personal delivery (which form of notice shall be deemed to have been given upon delivery); (ii) by telegraph or by private airborne/overnight delivery service (which forms of notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (iii) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of notice shall be deemed delivered upon confirmed transmission or confirmation of receipt); or (iv) by mailing by registered or certified mail, return receipt requested, postage prepaid (which forms of notice shall be deemed to have been given uponreceipt by the addressee). Notices shall be addressed at the addresses set forth below, or to such other address as the party shall have specified in a writing delivered to the other parties in accordance with this paragraph. Any notice given to the estate of a party shall be sufficient if addressed to the party as herein above first provided.

If to NXT, NXT Energy Canada,	c/o Energy Exploration Technologies
or Liszicasz	840 7th Avenue S.W., Suite 700
Calgary, Alberta, Canada T2P 3G2

If to NXT Energy USA	3561 South Valley View Boulevard
Las Vegas, Nevada 89103

If to Momentum:	Momentum Resources Corporation
c/o Ansbacher (Bahamas) Limited
P.O. Box N-7768, Bank Lane
Nassau, Bahamas

If to Stinson:	Unit 1608, 14455 Ocean Drive
Miami Beach, Florida 33139

    Counterparts; Electronically Transmitted Documents.   This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.
    Execution by All Parties Required to be Binding.   This Agreement shall not be construed to be an offer and shall have no force and effect until this Agreement is fully executed and delivered by all parties hereto pursuant to the terms of section 18(d). Until such time as all parties fully execute this Agreement, any party who has previously executed and delivered this Agreement may revoke such execution and delivery.

WHEREFORE, the parties hereto have executed this Agreement in the City of Calgary, Province of Alberta, as of the date first set forth above.
NXT:	ENERGY EXPLORATION TECHNOLOGIES
a Nevada corporation

	By:	/s/ Daniel C. Topolinsky
Daniel C. Topolinsky, President

NXT ENERGY USA:	NXT ENERGY USA INC.
a Nevada corporation

	By:	/s/ Daniel C. Topolinsky
Daniel C. Topolinsky, President

NXT ENERGY CANADA:	NXT ENERGY CANADA INC.
a Canadian federal corporation

	By:	/s/ Daniel C. Topolinsky
Daniel C. Topolinsky, President

MOMENTUM:	MOMENTUM RESOURCES CORPORATION
a Bahamas corporation

	By:	/s/ R. Dirk Stinson
R. Dirk Stinson, President

	By:	/s/ George Liszicasz
George Liszicasz, Secretary

LISZICASZ:

	By:	/s/ George Liszicasz
George Liszicasz, an individual

STINSON:

	By:	/s/ R. Dirk Stinson
R. Dirk Stinson, an individual